Exhibit 4.3
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of July 9, 2007 and is entered into by and among The Babcock & Wilcox Company, a Delaware corporation (the “Borrower”), CERTAIN OF THE GUARANTORS executing the signature pages hereto, CERTAIN LENDERS AND SYNTHETIC INVESTORS (as such terms are defined in the hereinafter described Credit Agreement) listed on the signature pages hereto (the “Lenders”), and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), and is made with reference to that certain CREDIT AGREEMENT dated as of February 22, 2006 (the “Credit Agreement”) by and among Borrower, Lenders, Administrative Agent and the other agents party thereto. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement after giving effect to this Amendment.
RECITALS
     WHEREAS, the Borrower has requested that the Lenders and the Synthetic Investors agree to amend certain provisions of the Credit Agreement as provided for herein; and
     WHEREAS, subject to certain conditions provided for herein, the Lenders and the Synthetic Investors are willing to agree to such amendments.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
   SECTION I. Amendments
1.1 Amendments to Section 1: Definitions.
     A. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:
     “Available Amount” shall mean, at any time,
     (a) the sum of (i) 35% of Excess Cash Flow; plus (ii) 100% of the aggregate net cash proceeds received by the Borrower since the First Amendment Effective Date from the issuance of Stock or from capital contributions to the Borrower;
     less
(b) the amount thereof theretofore utilized for Investments under Section 8.3(h)(ii) and Restricted Payments under Section 8.5(e)(ii).

     “ECF Calculation Date” means the last day of the most recently ended Fiscal Quarter for which financial statements were delivered pursuant to Section 6.1(a) or 6.1(b).
     “Secunda Purchase Agreement” means that certain Asset Purchase Agreement dated as of June 1, 2007 by and among J. Ray McDermott Canada, Ltd., Secunda International Limited and the other sellers listed on the signature pages thereto.
     “First Amendment” means that certain First Amendment to Credit Agreement dated as of July ___, 2007 among the Borrower, the Administrative Agent, the Collateral Agent and the Lenders and Synthetic Investors listed on the signature pages thereto.
     “First Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section II of the First Amendment.
     B. Section 1.1 of the Credit Agreement is hereby further amended by deleting the “and” at the end of clause (e) in the definition of “Customary Permitted Liens”, and inserting new clauses (g) and (h), such new clauses (g) and (h) to read their entirety as follows:
          “(g) liens, pledges or deposits relating to escrows established in connection with the purchase or sale of property otherwise permitted hereunder and the amounts secured thereby shall not exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities, or otherwise): and
          “(h) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or a Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness”
     C. Section 1.1 of the Credit Agreement is hereby further amended by deleting the definition of “Excess Cash Flow” in its entirety and replacing it with the following definition:
          “Excess Cash Flow” means, for any ECF Calculation Date, an amount (if positive) equal to (i) EBITDA for the period (taken as one accounting period) from the beginning of the Borrower’s Fiscal Quarter that commenced April 1, 2007 to the ECF Calculation Date minus (ii) the sum, without duplication, of the amounts for such period of (a) Capital Expenditures, plus (b) Interest Expense.
     D. Section 1.1 of the Credit Agreement is hereby further amended by inserting the words “except in the case where acquired using Indebtedness permitted by Section 8.1(d) or 8.1(h)(only in the case of assumed debt pursuant to 8.1(h))” at the end of clause (e) in the definition of “Permitted Acquisitions”.

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     E. Section 1.1 of the Credit Agreement is hereby further amended by deleting the definition of “ECF Year End Offer Date” in its entirety.
1.2 Amendments to Section 2.8: Optional Prepayments.
     Section 2.8 of the Credit Agreement is hereby amended by adding the following sentence at the end thereto:
“A notice of prepayment of the outstanding principal amount of the Loans and Swing Loans in whole or in part may state that such notice is conditioned upon the effectiveness of other credit facilities, and if any notice so states it may be revoked by the Borrower by notice to the Administrative Agent on or prior to the date specified for such prepayment that the refinancing condition has not been met and the notice of such prepayment is to be revoked (it being understood that any Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.11).”
1.3 Amendments to Section 2.9: Mandatory Prepayments.
     Section 2.9 of the Credit Agreement is hereby amended by deleting clause (c) in its entirety and replacing it with the word “[Reserved]”.
1.4 Amendment to Section 2.18: Incremental Facilities.
     The Credit Agreement is hereby amended by adding a new Section 2.18 to read as follows:
     “ Section 2.18 Incremental Facilities
     The Borrower may by written notice to the Administrative Agent elect to request prior to the Revolving Facility Termination Date, one or more increases to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”), by an amount not in excess of $200,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by Administrative Agent); provided that any such increase in the Revolving Commitments shall be accompanied by a corresponding decrease in the Synthetic Commitments which itself shall be accompanied by a corresponding repayment of Synthetic Loans and/or a refund of Credit-Linked Deposits, as applicable. Such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Lender”) to whom the Borrower proposes any portion of such New Revolving Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Revolving Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment. Such New Revolving Commitments shall

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become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments; (2) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Article V as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Commitments; (3) the New Revolving Commitments shall be effected pursuant to a joinder agreement in form and substance acceptable to the Administrative Agent in its reasonable discretion, executed and delivered by the Borrower, the New Revolving Lender and the Administrative Agent, and which shall be recorded in the Register and each New Revolving Lender shall be subject to the requirements set forth in Section 2.16(f); (4) the Borrower shall make any payments required pursuant to Section 2.14(e) in connection with the New Revolving Commitments; and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.
     On the Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto.
     The Administrative Agent shall notify the Lenders and the Synthetic Investors promptly upon receipt of Borrower’s notice of the Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Lenders, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.
     The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. Each joinder agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.18. ”
1.5 Amendments to Section 6.1: Financial Statements.
     A. Section 6.1 of the Credit Agreement is hereby amended by deleting clause (c) in its entirety and inserting a new clause (c), such clause (c) to read in its entirety as follows:

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“ (c) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit K (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the other financial covenants contained in Article V (Financial Covenants), and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.”
     B. Section 6.1 of the Credit Agreement is hereby further amended by deleting clause (e) therein in its entirety.
1.6 Amendments to Section 6.2: Collateral Reporting Requirements.
     Section 6.2(a) of the Credit Agreement is hereby amended by replacing the first word “Together” therein with the following words: “If requested by the Administrative Agent, together.”
1.7 Amendments to Section 8.1: Indebtedness.
     Section 8.1 of the Credit Agreement is hereby amended by deleting “and” at the end of paragraph (m) thereof, deleting the period at the end of clause (n) thereof, adding “; and” at the end of clause (n) thereof and inserting a new clause (o) immediately after paragraph (n) thereof, such clause (o) to read in its entirety as follows:
“ (o) Indebtedness in respect of any insurance premium financing for insurance being acquired by the Borrower or any Subsidiary under customary terms and conditions and not in connection with the borrowing of money.”
1.8 Amendments to Section 8.2: Liens, Etc.
     A. Section 8.2 of the Credit Agreement is hereby amended by deleting clause (d) in its entirety and replacing it with the following:
“ (d) Liens granted by the Borrower or any Subsidiary of the Borrower under a Capital Lease and Liens to which any property is subject at the time, on or after the Effective Date, of the Borrower’s or such Subsidiary’s acquisition thereof in accordance with this Agreement, in each case securing Indebtedness permitted under Section 8.1(d) or 8.1(h)(only in the case of assumed debt pursuant to 8.1(h)) and limited to the property purchased (and proceeds thereof) with the proceeds subject to such Capital Lease or Indebtedness.”
     B. Section 8.2 of the Credit Agreement is hereby further amended by deleting “and” at the end of clause (m) thereof, changing clause (n) thereof to clause (o) and inserting a new clause (n) immediately after clause (m), such clause (n) to read in its entirety as follows:

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“ (n) Liens securing insurance premium financing permitted under Section 8.1(o) (Indebtedness) under customary terms and conditions; provided, that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto; and”
1.9 Amendments to Section 8.3: Investments.
     A. Section 8.3(e) of the Credit Agreement is hereby amended by inserting a new clause (iv) at the end thereof as follows:
“ or (iv) Babcock & Wilcox Canada Ltd. in the form of loans to J. Ray McDermott Canada, Ltd. or its Affiliates in connection with the consummation of the acquisition contemplated by the Secunda Purchase Agreement and in an aggregate amount not to exceed $55,000,000 (or its equivalent).”
     B. Section 8.3 of the Credit Agreement is hereby further amended by deleting clause (h) in its entirety and replacing it with the following:
“ (h) direct or indirect Investments in Permitted Joint Ventures engaged in an Eligible Line of Business; provided, however, that the aggregate outstanding amount of all such Investments, including Letters of Credit and other credit support obligations from the Borrower or its Subsidiaries, pursuant to this clause (h) shall not exceed (i) $5,000,000 at any time plus (ii) the amount of any Restricted Payments permitted to be made pursuant to Section 8.5(e) but not actually made as of the date of determination plus (iii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of Permitted Joint Ventures (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);”
1.10 Amendments to Section 8.4: Sale of Assets.
     A. Section 8.4 of the Credit Agreement is hereby amended by deleting the reference to “$500,000” in the first paragraph therein and replacing it with “$1,000,000”.
     B. Section 8.4 of the Credit Agreement is hereby further amended by deleting the word “and” at the end of clause (i), inserting the word “; and” at the end of clause (j) thereof and inserting a new clause (k) as follows:
     “(k) so long as no Default or Event of Default is continuing or would result therefrom, the sale of the “Diamond Power Factory” Real Property located in Dumbarton, Scotland, and related plant and equipment.”

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1.11 Amendments to Section 8.5: Restricted Payments.
     Section 8.5 of the Credit Agreement is hereby amended by deleting clause (e) in its entirety and inserting a new clause (e), such clause (e) to read in its entirety as follows:
“ (e) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed the result of (i) $50,000,000 plus (ii) so long as the Leverage Ratio, pro forma for the making of such Restricted Payments, is less than 2.00:1.00, the Available Amount.”
1.12 Amendments to Section 8.8: Transactions with Affiliates.
     Section 8.8 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, the Borrower and its Subsidiaries may invest in loans to J. Ray McDermott Canada, Ltd. or its Affiliates in connection with the consummation of the acquisition contemplated by the Secunda Purchase Agreement, in an amount not to exceed the amounts permitted under Section 8.3(e)(iv).”
1.13 Amendments to Section 8.14: Capital Expenditures.
     Section 8.14 of the Credit Agreement is hereby amended by deleting “$30,000,000 in the second row of the second column of the table therein and replacing it with “$45,000,000”.
1.14 Amendments to Section 10.5: Indemnifications.
     Section 10.5 of the Credit Agreement is hereby amended by inserting a new clause (c) immediately following clause (b) thereof to read in its entirety as follows:
“ (c) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or any Synthetic Investor an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or any Synthetic Investor because the appropriate form was not delivered or was not properly executed or because such Lender or such Synthetic Investor failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender or such Synthetic Investor, as applicable, shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any all expenses incurred.”

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  SECTION II. CONDITIONS TO EFFECTIVENESS
     This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):
     A. Execution. The Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by the Borrower, each of the Guarantors and Requisite Lenders.
     B. Opinions. The Administrative Agent shall have received favorable written opinions of (a) Baker Botts L.L.P., counsel to the Loan Parties and (b) Liane K. Hinrichs, Vice President, General Counsel and Corporate Secretary of the Borrower, in each case dated as of the First Amendment Effective Date addressing such matters as the Administrative Agent may reasonably request.
  SECTION III. REAFFIRMATION OF CREDIT SUPPORT
     A. Each of the Borrower and each Guarantor (each, individually, a “Credit Support Party” and, collectively, the “Credit Support Parties”) has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Credit Support Party under, and the Liens granted by such Credit Support Party as collateral security for the Indebtedness, obligations and liabilities evidenced by the Credit Agreement and the other Loan Documents pursuant to, each of the Loan Documents to which such Credit Support Party is a party shall not be impaired and each of the Loan Documents to which such Credit Support Party is a party is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects
     B. Each Credit Support Party (other than the Borrower) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.
  SECTION IV. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and Synthetic Investors to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Borrower represents and warrants to each Lender and each Synthetic Investor that the following statements are true and correct in all material respects:
     A. Corporate Power and Authority. The Borrower and each Guarantor has all requisite corporate or other organizational power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement and the other Loan Documents.

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     B. Authorization of Agreements. The execution and delivery of this Amendment has been duly authorized by all necessary corporate or other organizational action on the part of the Borrower and each Guarantor.
     C. No Conflict. The execution and delivery by the Borrower and each Guarantor of this Amendment does not and will not (i) violate (A) any provision of any law, statute, rule or regulation, or of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of the Borrower or any such Guarantor or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any Guarantor, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section IV.C., individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) except as permitted under the Credit Agreement, result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any such Guarantor (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Lenders), or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any Guarantor except for such approvals or consents which will be obtained on or before the First Amendment Effective Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
     D. Governmental Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by the Borrower or any Guarantor, except for such actions, consents and approvals the failure of which to obtain or make could not reasonably be expected to result in a Material Adverse Effect or which have been obtained and are in full force and effect.
     E. Binding Obligation. This Amendment has been duly executed and delivered by the Borrower and each Guarantor and constitutes a legal, valid and binding obligation of the Borrower and each such Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     F. Incorporation of Representations and Warranties from Credit Agreement. The representations and warranties contained in Article IV of the Credit Agreement are and will be true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.
     G. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default, except for the events expressly being waived hereby.

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  SECTION V. MISCELLANEOUS
     A. Effect on the Credit Agreement and the Other Loan Documents.
     (i) Except as specifically modified by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
     (ii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent, Lender or Synthetic Investor under, the Credit Agreement or any of the other Loan Documents except as otherwise expressly provided for herein.
     B. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
     C. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     D. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
[Remainder of this page intentionally left blank.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	THE BABCOCK & WILCOX COMPANY

	By:	/s/ James C. Lewis

Name: James C. Lewis
Title: Vice President and Treasurer

GUARANTORS:		AMERICON EQUIPMENT SERVICES, INC.
AMERICON, INC.
APPLIED SYNERGISTICS, INC.
B&W SERVICE COMPANY
BABCOCK & WILCOX CHINA HOLDINGS, INC.
BABCOCK & WILCOX CONSTRUCTION CO., INC.
BABCOCK & WILCOX DENMARK HOLDINGS, INC.
BABCOCK & WILCOX EBENSBURG POWER, INC.
BABCOCK & WILCOX EQUITY INVESTMENTS, INC.
BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION
BABCOCK & WILCOX INTERNATIONAL, INC.
DIAMOND OPERATING CO., INC.
DIAMOND POWER AUSTRALIA HOLDINGS, INC.
DIAMOND POWER CHINA HOLDINGS, INC.
DIAMOND POWER EQUITY INVESTMENTS, INC.
DIAMOND POWER INTERNATIONAL, INC.
PALM BEACH RESOURCE RECOVERY CORPORATION
POWER SYSTEMS OPERATIONS, INC.
REVLOC RECLAMATION SERVICE, INC.

	By:	/s/ James C. Lewis

James C. Lewis
Treasurer of each of the above-listed Guarantors

NATIONAL ECOLOGY COMPANY
NORTH COUNTY RECYCLING, INC.

By:	/s/ Robert E. Stumpf

Name: Robert E. Stumpf
Title: Secretary and Treasurer

AGENT and LENDER:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Lender, Synthetic Investor and Collateral Agent

	By:	/s/ Robert Hetu

Name: Robert Hetu
Title: Managing Director

	By:	/s/ Denise L. Alvarez

Name: Denise L. Alvarez
Title: Associate

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

ALLIED IRISH BANKS, PLC

	By:	/s/ Shreya Shah

Name: Shreya Shah
Title: Vice President

	By:	/s/ Gregory J. Wiske

Name: Gregory J. Wiske
Title: Vice President

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

BANK OF AMERICA, N.A.

	By:	/s/ Robert W. Troutman

Name: Robert W. Troutman
Title: Managing Director

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

THE BANK OF NOVA SCOTIA

	By:	/s/ D. Mills

Name: D. Mills
Title: Director

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

CALYON NEW YORK BRANCH

	By:	/s/ Page Dillehunt

Name: Page Dillehunt
Title: Managing Director

	By:	/s/ Michael Willis

Name: Michael Willis
Title: Director

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

JPMORGAN CHASE BANK, N.A.

	By:	/s/ Dianne L. Russell

Name: Dianne L. Russell
Title: Vice President

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

NATIXIS

	By:	/s/ Timothy L. Polvado

Name: Timothy L. Polvado
Title: Managing Director

	By:	/s/ Louis P. Laville, III

Name: Louis P. Laville, III
Title: Managing Director

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

NATIONAL CITY BANK

	By:	/s/ Stephen Monto

Name: Stephen Monto
Title: Vice President

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ W. J. Bowne

Name: W. J. Bowne
Title: Managing Director

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

WELLS FARGO BANK, N.A.

	By:	/s/ Philip C. Lauinger III

Name: Corbin M. Womac
Title: Assistant Vice President

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

AMEGY BANK N.A.

	By:	/s/ Michael Skarke

Name: Michael Skarke
Title: Banking Officer

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

COMPASS BANK

	By:	/s/ Tom Brosig

Name: Tom Brosig
Title: Senior Vice President

LENDERS and
SYNTHETIC INVESTORS
By signing below, you have indicated your consent to the Second Amendment to the Credit Agreement

Name of Institution:

WHITNEY NATIONAL BANK

	By:	/s/ Larry Stephens

Name: Larry Stephens
Title: Vice President